Exhibit 99

Cascade Financial Corporation                   The Cereghino Group
Contacts: Lars Johnson                          Corporate Investor Relations
          Chief Financial Officer               Becky Pendleton Reid
          425.339.5500                          206.762.0993
          www.cascadebank.com                   www.stockvalues.com
===============================================================================

              CASCADE FINANCIAL FIRST QUARTER PROFITS INCREASE 12%
              ----------------------------------------------------

            COMMERCIAL EXPANSION BRINGS 40% GROWTH IN BUSINESS LOANS,
                         24% RISE IN DEMAND DEPOSITS
            ---------------------------------------------------------

Everett, WA - April 20, 2004 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported record profits for the first quarter of 2004, which were fueled by the expansion of its commercial banking enterprise. Business loans increased 40%, commercial real estate loans grew 28% and demand deposits increased 24% from year ago levels. Net income rose 12% to $2.6 million, or $0.30 per diluted share, compared to $2.3 million, or $0.28 per diluted share for the same quarter last year. All per share results reflect the 5-for-4 stock split paid December 19, 2003.

"The highlight for the quarter, in addition to another record for earnings, was our agreement to acquire Issaquah Bancshares," said Carol K. Nelson, President and CEO. "Acquiring Issaquah Bancshares enhances our commercial banking franchise and establishes us as the #1 independent bank in the Issaquah market, one of the fastest growing communities in the greater Seattle area. Issaquah Bank brings a substantial commercial loan portfolio, which has been assembled by a skilled team of commercial lenders, a strong deposit base, historically attractive margins, and a healthy share of a robust market to our business mix."

On February 11, Cascade announced the signing of a definitive agreement to acquire closely-held Issaquah Bancshares Inc., a $128 million asset institution and parent of Issaquah Bank, in a stock and cash transaction valued at approximately $32 million. In addition to increasing Cascade's assets to over $1.0 billion, it will add two banking offices in the fast-growing Eastside market of King County.

First Quarter 2004 Financial Highlights
---------------------------------------
(quarter ended 3/31/04 compared to 3/31/03)


* Net income increased 12% to $2.6 million.
* EPS grew 9% to $0.30 per diluted share.
* The bank's efficiency ratio improved to 52.83% from 55.05%.
* Revenue from checking account fees grew 55%.
* Book value per share increased 16% to $8.05.
* Deposits grew 9% to $584 million, while demand deposits increased 24%.
* Business loans accounted for 35% of the total loan portfolio compared to 27%.
* Allowance for loan losses grew to 1.36% of average total loans from 1.29%.
* Asset quality remained strong with nonperforming loans just 0.26% of average total loans.

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Cascade Financial Reports Record 1Q04 Profits
April 20, 2004
Page Two

March 31 Quarterly Operating Results
------------------------------------

First quarter revenues (net interest income before provision for loan losses plus noninterest income) increased to $8.5 million compared to $8.3 million in the first quarter of 2003. Net interest income grew 9% to $7.3 million from $6.7 million in the first quarter a year ago, with a 12% decline in interest expense more than offsetting a 1% drop in interest income. Net interest margin was 3.40% in the first quarter of 2004 compared to 3.38% for the same quarter a year ago. The provision for loan losses decreased to $225,000 from $375,000 in the March quarter a year ago due to the continuing strong credit performance of the loan portfolio. Net interest income after loan loss provision increased 11% to $7.1 million in the first quarter compared to $6.4 million a year ago.

With significantly lower levels of gains from loan and securities sales, noninterest income declined 29% to $1.2 million from $1.6 million. Gains from sale of loans and securities totaled $331,000 in the first quarter compared to $970,000 in the first quarter of 2003. Service fees on checking accounts, however, increased 55% to $440,000 from $284,000 a year ago, as new services were introduced and the number of accounts grew.

First quarter operating (noninterest) expenses dropped 3% to $4.5 million from $4.6 million in the first quarter of 2003, with a sharp drop in debt prepayment fees more than offsetting higher compensation and overhead costs. "Last year, we took advantage of the sharp drop in interest rates to prepay some of our higher coupon Federal Home Loan Bank (FHLB) advances, incurring $442,000 in debt prepayment fees. In the first quarter of 2004 prepayment fees were only $26,000," said Lars Johnson, CFO. Salaries and employee benefits increased 6% and other overhead expenses increased 9%, reflecting additions to the lending staff.

Cascade's first quarter efficiency ratio improved to 52.83% compared to 55.05% in the first quarter a year ago, primarily due to lower FHLB prepayment fees this quarter. Cascade's first quarter return on equity was 15.79% compared to 16.16% in the first quarter a year ago and its return on average assets improved to 1.16% from 1.13% a year ago.

Credit Quality
--------------

"The loan portfolio continues to show solid credit quality, with nonperforming loans to average total loans remaining at a very modest 26 basis points and nonperforming assets to total assets at 28 basis points," Johnson noted. With only $14,000 in net charge-offs in the quarter, the allowance for loan losses increased to $7.9 million, or 1.36% of average total loans and 521% of nonperforming loans at the end of the quarter. At March 31, 2003, the allowance for loan losses totaled $7.3 million, or 1.29% of average total loans and 551% of nonperforming loans.

Balance Sheet Management
------------------------

Total assets increased 8% to $897 million at March 31, 2004, compared to $832 million a year ago. Investment securities increased 9% to $257 million from $236 million a year ago. The growth in the investment portfolio, which consists of Government Agency bonds and mortgage-backed securities, continued to offset reductions in the residential loan portfolio.

At March 31, 2004, commercial lending, including commercial real estate, business lending and real estate construction, grew 22% to $375 million or 62% of total loans, compared to $309 million or 54% of the total loan portfolio a year ago. Residential and other consumer loans dropped 16% and accounted for 23% of the total portfolio compared to 29% as of March 31,2003.

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Cascade Financial Reports Record 1Q04 Profits
April 20, 2004
Page Three

Liabilities and Capital Management
----------------------------------

Cascade's deposits at the end of the first quarter increased 9% from a year ago to $584 million, with checking deposits, money market and savings accounts increasing 24%. "This year, we introduced a strong relationship pricing structure designed to reward our top-tier customers with attractive rates on their liquid savings dollars. The popularity of this program is helping our branch network continue to build low-cost deposits," said Nelson.

Stockholders' equity was $67 million, or $8.05 per share, at March 31, 2004, up 14% from $58 million, or $6.96 per share, at March 31, 2003. Capital ratios continue to be above the well-capitalized guidelines established by regulatory agencies. The corporation's Tier 1 capital/asset ratio, which includes junior subordinated debentures, at quarter-end was 8.75% compared to 8.25% a year ago.

Issaquah Bancshares Acquisition Update
--------------------------------------

"We remain on track to complete the acquistion of Issaquah Bancshares and close the transaction at the end of June, pending regulatoty approval and approval of the shareholders of Issaquah Bancshares," said Nelson. "We expect to take a one-time merger charge of approximately $925,000, which is slightly higher than originally estimated due to higher legal and accounting fees than initially projected. This merger charge will affect our second quarter reported net income. We estimate that annual costs savings and revenue enhancements will be approximately $960,000 in 2005." Issaquah Bancshares has scheduled a special meeting for its stockholders to vote on the transaction on May 24, 2004.

Conference Call and Annual Meeting
----------------------------------

The company will host a conference call on April 21, 2004, at 10:00 a.m. PDT, (1:00 p.m. EDT). Interested investors may listen to the call live at www.cascadebank.com, or www.fulldisclosure.com. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com), or by dialing 617-847-8708 and requesting the Cascade Financial conference call. Replay of the call will be available through Wednesday, April 28, 2004, at 617-801-6888, passcode 88461496. The call will also be archived on the web at www.cascadebank.com.

Cascade Financial Corporation will hold its Annual Shareholders' Meeting on Tuesday, May 4, at 6:30 p.m. at the Everett Golf & Country Club. All current shareholders and interested investors are invited to attend and meet members of the Cascade Bank team and learn more about the company.

About Cascade Financial
-----------------------

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 15 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens and Bellevue. Cascade's newest branch is scheduled to open in Snohomish in June 2004. In June 2003, Washington CEO magazine ranked Cascade Bank the number one medium sized "Best Companies to Work For" in Washington State.

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economic recession on small business loan demand in the Puget Sound area, the consummation of the pending merger with Issaquah Bancshares and the company's ability to successfully integrate the acquired bank into its operations, loan delinquency rates, the bank's ability to continue to attract quality commercial business, interest rate movements, changes in the demographic make-up of the Company's market, fluctuation in demand for the Company's products and services, the Company's ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

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Cascade Financial Reports Record 1Q04 Profits
April 20, 2004
Page Four


CONSOLIDATED FINANCIAL HIGHLIGHTS
INCOME STATEMENT



(Dollars in thousands
except per share amounts)                              Three Months Ended                               Annual
(Unaudited)                           March 31,2004        Dec. 31, 2003        March 31,2003           Change
                                   --------------------------------------------------------            -------
Interest income                       $   12,609           $   12,577          $   12,748                -1.1%
Interest expense                           5,307                5,254               6,018               -11.8%
                                       ----------          -----------         -----------
Net interest income                        7,302                7,323               6,730                 8.5%
Provision for loan losses                    225                  300                 375               -40.0%
Net interest income                    ----------          -----------         -----------
     after provision for losses            7,077                7,023               6,355                11.4%
Noninterest income
   Gain on sale of loans                      62                  107                 205               -69.8%
   Gain on sale of securities                269                   46                 765               -64.8%
   Checking service fees                     440                  439                 284                54.9%
   Other service fees                        142                  117                 141                 0.7%
   Gain on sale of real estate                76                   -                   41                85.4%
   Bank owned life insurance                 134                  149                 148                -9.5%
   Other                                      30                   29                  31                -3.2%
                                          ------                ------              -----
Total noninterest income                   1,153                  887               1,615               -28.6%

Noninterest expense
  Salary and employee benefits             2,632                2,471               2,485                 5.9%
   Other non-interest expenses             1,809                1,938               1,667                 8.5%
    Debt prepayment fees                      26                  -                   442               -94.1%
                                          ------               ------              ------
Total noninterest expense                  4,467                4,409               4,594                -2.8%

Income before Federal income taxes         3,763                3,501               3,376                11.5%
Federal income taxes                       1,189                  999               1,072                10.9%
                                     -----------          -----------         -----------
Net earnings                         $     2,574          $     2,502         $     2,304                11.7%
                                     ===========          ===========          ==========
EARNINGS PER SHARE INFORMATION
Earnings per share, basic           $       0.31         $       0.30        $       0.28                10.0%
Earnings per share, diluted                 0.30                 0.29                0.28                 8.6%
Dividends per Share                         0.07                 0.07                0.04                75.0%
Weighted average number of
 shares outstanding:
Basic                                  8,250,880            8,236,650           8,124,579
Diluted                                8,619,193            8,561,834           8,377,116



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Cascade Financial Reports Record 1Q04 Profits
April 20 2004
Page Five


BALANCE SHEET

                                                                                                           Annual
 (Dollars in thousands except per share amounts)     March 31,2004     Dec. 31, 2003     March 31,2003     Change
  (Unaudited)                                       --------------     -------------     -------------     ------
Cash and due from banks                              $     8,076       $   13,011        $   10,154        -20.5%
Interest bearing deposits                                  9,008            1,060               969        829.6%
Securities held to maturity                               87,267           86,719            31,554        176.6%
Securities available for sale                            169,393          189,747           204,373        -17.1%
                                                     ------------      -----------       -----------
Total securities                                         256,660          276,466           235,927          8.8%
Loans
   Business                                              214,816          204,446           153,615         39.8%
   R/E construction                                       75,070           62,742            88,402        -15.1%
   Commercial real estate                                 85,534           83,856            67,028         27.6%
   Multifamily                                            92,380           87,212            94,341         -2.1%
   Home equity and consumer                               31,250           33,163            44,416        -29.6%
   Residential                                           106,355          105,565           119,701        -11.1%
                                                     ------------      ----------        -----------
   Total loans                                           605,405          576,984           567,503          6.7%
   Deferred loan fees                                     (2,123)          (2,179)           (2,257)        -5.9%
   Allowance for loan losses                              (7,922)          (7,711)           (7,261)         9.1%
                                                     ------------      -----------       -----------
Loans, net                                               595,360          567,094           557,985          6.7%
Premises and equipment, net                                8,649            8,587             9,014         -4.0%
BOLI                                                      11,277           11,162            10,754          4.9%
Other assets                                               8,323            7,840             6,827         21.9%
                                                     ------------      -----------       -----------
   Total assets                                        $ 897,353        $ 885,220         $ 831,630          7.9%
                                                     ============      ===========       ===========
Deposits
   Checking accounts                                   $  66,953        $  62,927         $  54,092         23.8%
   Money market and savings accounts                     146,167          132,986           118,174         23.7%
   Certificates of deposit                               370,869          368,401           363,340          2.1%
                                                     ------------      -----------       -----------
Total deposits                                           583,989          564,314           535,606          9.0%
FHLB advances                                            190,000          200,000           192,000         -1.0%
Securities sold under
    agreement to repurchase                               38,034           39,911            25,906         46.8%
Junior subordinated debentures payable                    10,213           10,212            10,000          2.1%
Accrued expenses and other liabilities                     8,545            6,826             9,823        -13.0%
                                                     ------------      -----------       -----------
     Total liabilities                                   830,781          821,263           773,335          7.4%
Stockholders' equity
  Common stock & paid-in capital                          12,155           12,003            11,550          5.2%
  Retained earnings                                       54,104           52,109            46,261         17.0%
  Acc. other comprehensive gain (loss)                       313             (155)              484        -35.3%
                                                     ------------      ------------      -----------
   Total stockholders' equity                             66,572           63,957            58,295         14.2%
                                                     ------------      ------------      -----------
Total liabilities and equity                           $ 897,353        $ 885,220         $ 831,630          7.9%
                                                     ============      ============      ===========

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Cascade Financial Reports Record 1Q04 Profits
April 20 2004
Page Six


FINANCIAL HIGHLIGHTS


(Dollars in thousands except per
 share amounts)                                               Three Months Ended                       Annual
(Unaudited)                                March 31,2004         Dec. 31, 2003       March 31,2003     Change
                                           --------------        ---------------     ---------------    ------
PERFORMANCE MEASURES
Return on average equity                           15.79%                15.77%              16.16%
Return on average assets                            1.16%                 1.14%               1.13%
Efficiency ratio                                   52.83%                53.70%              55.05%
Net interest margin                                 3.40%                 3.45%               3.38%

ADDITIONAL INFORMATION
Book value per common share                   $     8.05             $    7.76          $     6.96      15.7%
Capital/Asset Ratio (including Jr.
 Sub. Deb.)                                         8.75%                 8.49%               8.25%      6.1%
Average assets                                   883,796                876,262            824,425       7.2%
Average earning assets                           858,792                850,520            798,937       7.5%
Average equity                                    65,217                 63,627             57,756      12.9%
Shares outstanding at period end               8,266,432              8,241,288          8,373,551      -1.3%

                                           Mar. 31, 2004          Dec. 31, 2003       Mar. 31, 2003
                                          --------------          -------------       -------------
ASSET QUALITY
Nonperforming loans                           $    1,521             $    1,921         $    1,317      15.5%
Nonperforming loans/average total loans             0.26%                  0.34%              0.23%
Net loan charge-offs (recoveries)             $       14             $      231         $      (14)
Net loan charge-offs/total loans                    0.00%                  0.04%              0.00%
Allowance for loan losses                     $    7,922             $    7,711         $    7,261       9.1%
Allowance for loan losses/NPLs                       521%                   401%               551%
Allowance for loan losses/average
 total loans                                        1.36%                  1.36%              1.29%
Real estate owned                             $    1,000             $      474         $      231
Nonperforming asset/total assets                    0.28%                  0.27%              0.19%




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Note:  Transmitted on Business Wire on April 20, 2004 at 1:00 p.m. PDT.